UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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☐	Definitive Proxy Statement
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ENOVIX CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ENOVIX CORPORATION
3501 W. Warren Avenue
Fremont, CA 94538
Supplement to Proxy Statement for
Annual Meeting of Stockholders
to be held on June 13, 2024
This supplement, dated June 4, 2024, supplements the definitive proxy statement (the “Proxy Statement”) of Enovix Corporation (the “Company” or “Enovix”) filed with the Securities and Exchange Commission on April 29, 2024, relating to the Company’s Annual Meeting of Stockholders to be held virtually on June 13, 2024. The purpose of this supplement is to clarify the employment arrangement with Dr. Raj Talluri including the size and scope of the initial grant awarded to him, as well as clarify the circumstances surrounding the departures of former named executive officers.
Make-Whole Equity Award to Dr. Talluri

As disclosed in the Proxy Statement, during 2023 Dr. Raj Talluri, our Chief Executive Officer, Mr. Farhan Ahmad, our Chief Financial Officer and Ms. Arthi Chakravarthy, our Chief Legal Officer, received non-recurring, initial new hire awards in connection with their appointments. These awards were intended to incentivize Dr. Talluri, Mr. Ahmad and Ms. Chakravarthy to join Enovix, and in the case of Dr. Talluri, were also intended to compensate him for a portion of the awards he forfeited in departing from his prior employer. Specifically, Dr. Talluri received an initial grant of RSUs in January 2023 to acquire 2,000,000 shares, which vests over five years, subject to Dr. Talluri’s continued service through such vesting period. In determining the value of this initial equity grant, Enovix considered the value of the equity compensation that Dr. Talluri would be forfeiting from his previous employer in order to join Enovix. Accordingly, Enovix designed the initial new hire RSU grant made to Dr. Talluri to incorporate the value of forfeited equity compensation from his previous employer as a part of the incentive to join Enovix. Furthermore, we emphasize that all NEOs’ 2024 equity awards, including Dr. Talluri’s, were comprised of an equal mix of time-based and performance-based RSUs, consistent with our annual program structure. The target value of Dr. Talluri’s 2024 long-term incentive plan equity award was approximately $6 million.

Severance Payments to Former Named Executive Officers

In 2023, several named executive officers departed from Enovix, including Mr. Harrold Rust, Mr. Steffen Pietzke, and Mr. Ashok Lahiri. The circumstances of departures disclosed with respect to these three NEOs qualified as a termination without cause under their employment agreements. As such, we entered into separation agreements with these individuals that provided for the severance payment amounts disclosed in the Proxy Statement.

Considering the information described in the Proxy Statement, and the additional information set forth in this supplement, the Enovix Board of Directors reiterates its original recommendation to vote FOR Item 2 – the Advisory Vote to Approve Executive Compensation.
Except as revised by the information contained herein, this supplement does not revise or update any of the other information set forth in the Proxy Statement. This supplement should be read in conjunction with the Proxy Statement. From and after the date of this supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.
If you have already submitted a proxy, your vote will count as submitted by you. If you have already submitted a proxy and wish to change your vote, please revoke your proxy by following the procedures described in the Proxy Statement and vote again. If you have not yet submitted a proxy, the Board of Directors urges you to vote by following the procedures described in the Proxy Statement.